ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into this Tenth day of April, 2012 by and between Sunridge International, Inc., a Nevada corporation with its primary office at 16857 E. Saguaro Boulevard, Fountain Hills, Arizona 85268 (hereinafter the "Seller"), and Westhouse Medical Services, PLC, a United Kingdom corporation publicly traded on the Frankfurt, Germany exchange under the symbol 5WM with its primary offices at Office 29, Regus House, Admirals Way, Dartford, Kent DA2 6QD United Kingdom (hereinafter the "Buyer").

WHEREAS, Seller is the owner of Patent Numbers 5,601,548, 95196090.3, HK1004797, 199,110, 695 26 682, 0168591, EP0790803 for the treatment of open-angle glaucoma (hereinafter the "Patents"); and

WHEREAS, Seller has developed and operated a business of manufacturing and selling the products included in the Patent, namely the PNT device and the PNT rings (hereinafter the "Products") by itself and also through its wholly owned subsidiary, Ophthalmic International, Inc., a Nevada corporation (hereinafter "OI"); and

WHEREAS, Seller and OI have entered into several distribution agreements for the sale and distribution of the Products in several countries (hereinafter the "Contracts"); and

WHEREAS, Seller wishes to sell all of its assets, including the Patents, the Products and the Contracts, as well as some personal property; and

WHEREAS, Buyer wishes to purchase all of the assets of Seller, but to assume none of the liabilities of Seller or OI, and agrees to honor the twenty-year distribution agreement providing Sunridge International exclusive rights to Canada as described in Schedule E.

NOW THEREFORE, the parties hereto mutually agree as follows:

Section 1. Assets Purchased. Seller shall sell, assign, transfer and deliver to Buyer at Closing (as defined below), and Buyer shall purchase from Seller, by appropriate assignments, bills of sale, and other instruments on transfer (in form and substance reasonably satisfactory to Buyer and its counsel) free and clear of all liens, encumbrances, security interests, purchase rights, pledges, charges, mortgages, claims and any other limitations or restrictions whatsoever, one hundred percent (100%) interest, in the whole interest, of Seller's right, title and interest now, or hereafter acquired, including without limitation, the Patent, the Products, the Contracts as described in Schedule A attached hereto, the Products inventories of completed Products and Products unassembled parts as described in Schedule B attached hereto, the right to use in perpetuity the name "Ophthalmic International" with respect to the advertising, manufacture, distribution and sale of the Products, the manufacturing rights to the Products, the manufacturing molds for certain parts of the Products which are located at the current manufacturer's plants as described in Schedule C attached hereto, the personal property located at Seller's offices and described in Schedule D attached hereto, and such know-how, trade secrets, product plans and designs, manufacturing and marketing contacts, scientific information, physicians' reports, clinical studies and other proprietary information concerning the Patent and the Products in Buyer's possession (hereinafter the "Intellectual Property"), (collectively, the "Purchased Assets"). Specifically and expressly excluded from the Purchased Assets described herein shall be the outstanding common stock of OI and the exclusive right to distribute the Products in Canada pursuant to the Distribution Agreement between OI and Seller as set forth in Schedule E attached hereto.

Section 2. Purchase Price. In consideration of the sale, assignment, conveyance and delivery of the Purchased Assets by Seller to Buyer pursuant to this Agreement, at the Closing Buyer shall: (a) pay to Seller One Million Dollars US ($1,000,000) in U.S. bank cleared funds (hereinafter the "Cash"); and (b) issue to Seller One Million Dollars US ($1,000,000) of Westhouse Medical Services Plc Corporate Bonds. Such Corporate Bonds, to mature Three (3) years from date of issue, with an annual interest coupon of 7% attached to the Bonds payable annually, on the anniversary of the issue of the bond up to the date of maturity of the Bond.

Section 3. Distribution Agreement Acknowledged. Buyer hereby acknowledges Seller's retention of the exclusive right to distribute the Products in Canada pursuant to the Distribution Agreement between OI and Seller set forth in Schedule E attached hereto.

Section 4. No Liabilities Assumed. Buyer shall assume no liabilities of or claims against Seller or OI pursuant to this Agreement. Buyer may wish, but is not obligated, to enter into a new lease of the premises currently rented by Seller in Fountain Hills, Arizona.

Section 5. Expenses. Each of the parties hereto shall be responsible for and pay their own expenses incidental to the negotiation, preparation, execution and performance of this Agreement, including but not limited to, due diligence, travel, stock transfer agent fees and legal fees. In addition, Buyer shall be responsible for and pay: (a) the entire fee due to Michael Westhaver (hereinafter "MW") for arranging the introduction of the parties hereto - such fee not to exceed Five (5) percent of the total purchase price as set out in Section 2 above); and (b) the expense of moving all of the personal property included in the Purchased Assets from their current location in Fountain Hills, Arizona in the event Buyer does not lease the office space in which Seller's offices are currently located.

Section 6. Representations and Warranties of Seller. Seller hereby warrants and represents to Buyer that:

6.1 Seller is the sole legal and beneficial owner of the Purchased Assets with full power, authority and capacity to enter into this Agreement and to perform the obligations stated herein;

6.2 All requisite consents and approvals required for Seller to enter into and perform this Agreement have been obtained;

6.3 The person acting on behalf of Seller with respect to this Agreement is duly authorized to enter into, execute, deliver and perform this Agreement on behalf of Seller;

6.4 There are no liens, ledges, charges, claims or other encumbrances on any kind against the Purchased Assets, and Seller has no knowledge of any such claim or of any facts or circumstances that would result in such claim; and

6.5 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Seller do not and will not: (a) violate any order, judgment, or injunction or conflict with or result in a breach of or default under any contract, instrument or agreement to which Seller or OI is a party or by which Seller is bound or obligated in any manner; or (b) result in or constitute the basis for the creation of any claim, lien or encumbrance of any nature whatsoever on or with respect to the Purchased Assets.

Section 7. Representations and Warranties of Buyer. Buyer hereby warrants and represents to Seller that:

7.1 Buyer is the sole legal and beneficial owner of the Cash and the Common Stock with full power, authority and capacity to enter into this Agreement and to perform the obligations stated herein;

7.2 All requisite consents and approvals required for Buyer to enter into and perform this Agreement have been obtained;

7.3 The person acting on behalf of Buyer with respect to this Agreement is duly authorized to enter into, execute, deliver and perform this Agreement on behalf of Buyer;

7.4 There are no liens, ledges, charges, claims or other encumbrances on any kind against the Cash or Corporate Bonds, except the transfer or assignment restrictions on the Corporate Bonds as detailed in the Bond issuance document\tion; and Buyer has no knowledge of any such claim or of any facts or circumstances that would result in such claim; and

7.5 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Buyer do not and will not: (a) violate any order, judgment, or injunction or conflict with or result in a breach of or default under any contract, instrument or agreement to which Seller or OI is a party or by which Buyer is bound or obligated in

any manner; or (b) result in or constitute the basis for the creation of any claim, lien or encumbrance of any nature whatsoever on or with respect to the Cash or the Common Stock.

Section 8. Closing Covenants of the Parties. At the Closing:

8.1 Seller will deliver to Buyer the fully executed various documents to evidence the conveyance and transfer of the Purchased Assets, including but not limited to a Patent Assignment prepared by Seller's patent counsel for subsequent filing at the U.S Patent Office.

8.2 Buyer will deliver to Seller the Cash in U.S. bank cleared funds and the Bonds.

Section 9. Closing Place and Date. The closing of this Agreement (hereinafter the "Closing") shall occur at the office of MW in New York City, New York, United States, and the date of the Closing (hereinafter the "Closing Date") shall be within ten (10) business days of the effective date (hereinafter called the "effective date") of this Agreement. The time of the Closing on the Closing Date shall be a time mutually agreeable to the parties. The "effective date" shall be a date yet to be mutually agreed between the two parties.

Section 10. Litigation and Arbitration. Any controversy or claim arising out of or relating to this Agreement, except for a request for injunctive relief, shall be settled by arbitration in the Phoenix metropolitan area in accordance with the then governing rules of the American Arbitration Association. The party to whom the arbitrator or arbitration panel makes an award shall be entitled to receive as part of the award the reasonable cost of its attorney fees and litigation expenses. Judgment upon the award rendered in the arbitration may be enforced in court described in Paragraph 12 below of this Agreement.

Section 11. Assignment. The rights and obligations of a party to this Agreement may not be assigned or transferred without the other party's prior written consent thereto.

Section 12. Governing Law And Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, United States of America. The parties hereby

expressly agree that the proper and exclusive venue for any claim or cause of action by the parties shall be the Superior Court for the County of Maricopa, Arizona and the each party upon execution of this Agreement thereby consents to the service of process by, of and from such court.

Section 13. Modification. No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

Section 14. Complete Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties hereto.

Section 15. Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

Section 16. Headings. The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 18. Severability. In the event that any provision of this Agreement shall be determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 19. Construction. The parties hereto have entered into this Agreement after arms-length negotiations and while represented by counsel. Every covenant, term and provision hereof is to be construed simply according to its fair and plain meaning and not strictly for or against either party.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

SELLER

SUNRIDGE INTERNATIONAL, INC.

By: ______________________

G. Richard Smith, President

BUYER

WESTHOUSE MEDICAL SERVICES, PLC

By:

Jack Kaye, Chief Executive Officer